Exhibit 99.3

JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Joinder Agreement”) to the Merger Agreement (defined below), dated October 12, 2007, is from the party identified on the signature page hereto (the “Joining Party”).

RECITALS

WHEREAS, BabyUniverse, Inc, a Florida corporation (“Parent”), Baby Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), and eToys Direct, Inc., a Delaware corporation (the “Company”) entered into a certain Agreement and Plan of Merger, dated as of March 13, 2007, as amended by that First Amendment to Agreement and Plan of Merger, dated as of September 12, 2007, and that Second Amendment to Agreement and Plan of Merger, dated as of September 20, 2007 (as so amended, the “Merger Agreement”), an executed copy of which is attached hereto as Exhibit A (capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement); and

WHEREAS, pursuant to Sections 1.8 and 2.1 of the Merger Agreement, the Joining Party has the right to receive the Merger Consideration with respect to each share of such Joining Party’s Company Common Stock, conditioned in part upon the delivery to Parent of this Joinder Agreement, duly executed by the Joining Party.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby agrees as follows:

1.    Joinder of Merger Agreement. By executing this Joinder Agreement, the Joining Party hereby consents and agrees to become a party to and be bound by and subject to all of the terms, liabilities and obligations pertaining to the Former Company Stockholders in Article X of the Merger Agreement, entitled “Indemnification”, as if it were an original signatory thereto with respect to such terms, liabilities and obligations.

2.    Representations and Warranties. The Joining Party hereby represents and warrants to Parent, Merger Sub and the Company as follows:

(a)  The Joining Party has the requisite power and authority to execute, deliver and perform its obligations under this Joinder Agreement and Article X of the Merger Agreement.

(b) This Joinder Agreement has been duly and validly executed and delivered by the Joining Party and each of this Joinder Agreement and Article X of the Merger Agreement constitutes a legal, valid and binding obligation of the Joining Party, enforceable against such Joining Party in accordance with its respective terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

(c) The Joining Party has received a copy of the Merger Agreement and has read and understands the terms of the Merger Agreement, including, without limitation, Article X thereof.

3.    Full Force and Effect. All of the terms and conditions of the Merger Agreement remain in full force and effect.

4.    Notices. All Notices provided to the Joining Party under the Merger Agreement or this Joinder Agreement shall be sent or delivered to the address set forth on the signature page hereto.

5.    Governing Law. This Joinder Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware. The Joining Party irrevocably elects as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consents to the jurisdiction of, the courts of the State of Delaware.

6.    Severability. In the event that any part of this Joinder Agreement is declared by any court or other judicial or administrative body of competent jurisdiction to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Joinder Agreement shall remain in full force and effect.

7.    Headings. The descriptive headings contained in this Joinder Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Joinder Agreement.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Party has executed and delivered this Joinder Agreement as of the date first above written.

D. E. Shaw Laminar Acquisition Holdings 3, L.L.C.

By: D. E. Shaw & Co., L.L.C., as Manager

By: /s/ Julius Gaudio
Name: Julius Gaudio Title: Managing Director

Address: 120 West 45th Street, 39th Floor
New York, NY 10036
Attn: Lauren Krueger
Brandon Baer

[Signature Page to Joinder Agreement]

EXHIBIT A

MERGER AGREEMENT